Exhibit 10.1

[*]	Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement, effective as of 31st October 2020 (the “Effective Date”), is entered into by and between Unicycive Therapeutics Inc., a Delaware corporation having offices at 5150 El Camino Real, Suite A-32, Los Altos, CA 94022 (“Unicycive”), and Shilpa Medicare Ltd., an India corporation having offices at # 12-6-214/ A I, Hyderabad Road, Raichur - 584 135, Karnataka, India (“Shilpa”).

RECITALS

WHEREAS, UNICYCIVE owns or otherwise controls all current proprietary information, intellectual property rights and technology relating to the drug known as Renazorb, a description of and information relating to which is set forth in Exhibit A of this Agreement (“Renazorb”); and

WHEREAS, UNICYCIVE wishes Shilpa to provide, and Shilpa has agreed to provide, pursuant to the terms and conditions set forth in this Agreement, certain development, manufacturing, supply and other CMC-related services related to the development and commercialization of Renazorb,

THEREFORE, UNICYCIVE and Shilpa hereby agree as follows:

1. Definitions. When used in this Agreement the capitalized terms listed in this Section 1 shall have the following meanings:

1.1 “Affiliate” means any entity controlling, controlled by or under common control with a party to this Agreement. For purposes of this definition, the term “control” shall mean the direct or indirect beneficial ownership of 50% or more of the voting or income interest in such entity.

1.2 “Agreement” means this Manufacturing and Supply Agreement, including any exhibits or schedules hereto, as such may be amended from time to time, in writing, by mutual agreement of the parties.

1.3 “Certificate of Analysis” means a certificate provided by Shilpa or a Third-Party Manufacturer for each Renazorb Shipment, certifying that the Renazorb Shipment meets all applicable Legal Requirements and the Renazorb Specifications.

1.4 “Delivery Date” shall have the meaning specified in Section 7.

1.5 “Effective Date” means the date first written above.

1.6 “Hazardous Substances” means any chemical, waste, compound, element, material or substance: (i) which is or becomes defined as “extremely hazardous”, “hazardous”, “toxic”, “dangerous”, or as “pollutant” or “contaminant” or which otherwise is or becomes listed or regulated under any applicable federal, state or local laws, regulatory or other requirements pertaining to health safety or the environment; or (ii) the presence, release or threatened release of which requires any investigation, containment, removal, remediation or other response action of any kind whatsoever, such Hazardous Substances to include, without limitation, gasoline, diesel fuel or other petroleum hydrocarbons.

1.7 “Inability to Supply” means Shilpa’s failure for any reason, including without limitation force majeure reasons or otherwise, to supply UNICYCIVE and/or UNICYCIVE Designees with quantities of Renazorb meeting the Legal Requirements and Renazorb Specifications in the quantities ordered in the applicable Purchase Orders.

1.8 “Legal Requirements” means any present and future national, state or local laws (whether under statute, rule, regulation or otherwise), requirements under permits, orders, decrees, judgments or directives, requirements of any Regulatory Authority (including without limitation all regulatory filings necessary to support Unicycive applications for Renazorb throughout the Territory), Good Manufacturing Practices, and those requirements applicable to Shilpa’s obligations hereunder.

1.9 “Process” or “Processing” means the act of compounding, component preparation, filling, packaging, testing and any other Unicycive manufacturing procedures, or any part thereof, involved in manufacturing Renazorb.

1.10 “Purchase Order” shall have the meaning specified in Section 6.

1.11 “Regulatory Authority” means the authority(ies) in each country in the Territory with responsibility for granting regulatory approval for the manufacturing and sale of Renazorb in such country, and any successor(s) thereto, including without limitation the United States Food and Drug Administration and any similar state agencies.

1.12 “Renazorb Shipment” means the delivery of Renazorb to UNICYCIVE or a UNICYCIVE Designee to the appropriate Shipping Destination pursuant to a Purchase Order.

1.13 “Services” means development, manufacturing, supply and other CMC-related services related to the development and commercialization of Renazorb, which will be provided by Shilpa to UNICYCIVE or a UNICYCIVE Designee under this Agreement, and which are further described in this Agreement, including in Exhibit B of this Agreement, and in the Development Plan (as such term is defined below).

1.14 “Shipping Destination” means the facilities to which UNICYCIVE desires Shilpa to ship Renazorb, as specified in a Purchase Order.

1.15 “Specifications” means the specifications for the production and manufacture of Renazorb, which will be formulated and agreed upon by the parties within the framework of the Development Plan, and which will be governed by and deemed part of this Agreement.

1.16 “Term” means the period of time specified in Section 12.

1.17 “Territory” means worldwide.

1.18 “Third Party” means any person who or which is neither a party to this Agreement, nor an Affiliate of a party to this Agreement.

1.19 “Third Party Manufacturer” shall have the meaning specified in Section 5.

1.20 “UNICYCIVE Designee” means any entity Processing Renazorb under any product manufacturing or license agreement then in effect, including without limitation any UNICYCIVE Licensee, and any Third Party manufacturing Renazorb on behalf of UNICYCIVE or a UNICYCIVE Licensee.

1.21 “UNICYCIVE Licensee” shall mean a Third Party or an Affiliate to which UNICYCIVE has granted a sublicense to develop, manufacture, have manufactured, use, sell or offer to sell Renazorb.

2. Scope of Work. The parties shall use commercially reasonable efforts to complete, within * days from the Effective Date, a mutually agreed upon, comprehensive and detailed scope of work and development plan for Renazorb API and tablet formulations, which will include related timelines and the parties’ respective obligations (the “Development Plan”).

3. Joint Committee. Within * days from the Effective Date, the parties shall meet to form a joint committee consisting of one senior member from each party, having the requisite experience and knowledge, to address all issues that may arise under or in connection with this Agreement and attempt to jointly resolve all such issues in good faith and in a cooperative manner consist with the mutual aims of the parties under this Agreement. The joint committee shall establish procedures regarding periodic meetings and other related matters and may, at its joint discretion, increase the size of the committee provided that both parties continue to have equal representation therein.

4. UNICYCIVE Obligations. UNICYCIVE shall use commercially reasonable efforts to perform, in a professional, timely and diligent manner, in accordance with the terms and conditions of this Agreement and all applicable laws and regulations, the obligations expressly assigned to it under the Development Plan and under this Agreement, including in Exhibit C of this Agreement. Further, UNICYCIVE acknowledges and agrees that during the term of this Agreement it shall work with Shilpa * in connection with all of the Renazorb-related tasks and services contemplated and set forth in this Agreement.

5. Shilpa Obligations. Shilpa shall use commercially reasonable efforts to perform, in a professional, timely and diligent manner, in accordance with the terms and conditions of this Agreement, the highest prevailing standards in Shilpa’s industry, and all applicable laws and regulations, the obligations expressly assigned to it under the Development Plan and under this Agreement, including in Exhibit B of this Agreement. Further, Shilpa acknowledges and agrees that during the term of this Agreement it shall provide the Services to UNICYCIVE * in connection with all of the Renazorb-related tasks and services contemplated and set forth in this Agreement and shall refrain from performing such tasks and providing such services to third party competitors of UNICYCIVE or manufacturers or distributors of lanthanum drugs for a period of * years after the *. Additionally, Shilpa shall comply with the following obligations:

5.1 * Supplier of Requirements. Shilpa shall supply UNICYCIVE with all of UNICYCIVE’s requirements for Renazorb * meeting the Renazorb Specifications, and UNICYCIVE shall purchase * from Shilpa all of such requirements for Renazorb. UNICYCIVE shall place orders *, and either have Shilpa ship directly to UNICYCIVE Designees, or to UNICYCIVE for its reshipment to such UNICYCIVE Designees. *.

5.2 Inspection Period. Upon delivery of a Renazorb Shipment to the applicable Shipping Destination, Shilpa shall provide to UNICYCIVE, or to the applicable UNICYCIVE Designee (with a copy to UNICYCIVE), a Certificate of Analysis with respect to such Renazorb Shipment. UNICYCIVE or the applicable UNICYCIVE Designee shall sample and analyze each Renazorb Shipment for, among other things, identification, appearance and packaging integrity, within * working days after receipt thereof. UNICYCIVE or the UNICYCIVE Designee shall provide written notice to Shilpa of any shortage of Renazorb or any failure of such Renazorb Shipment to pass the testing, or of any other damage to the Renazorb Shipment. , promptly after becoming aware thereof, but in any event within * working days of receipt of the Renazorb Shipment concerned, but in any case it shall not be beyond shelf life of the product. In no event shall any testing of any Renazorb Shipment performed by UNICYCIVE or a UNICYCIVE Designee pursuant to this Section 5.2 constitute an acceptance of such Renazorb Shipment, relieve Shilpa of any of its obligations hereunder, or constitute a waiver by UNICYCIVE of any of its rights hereunder. Upon request of UNICYCIVE, Shilpa shall provide UNICYCIVE with a material safety data sheet with respect to the Renazorb Shipment.

5.3 Nonconforming Renazorb. Upon receipt of a written notice from UNICYCIVE or the applicable UNICYCIVE Designee under Section 5.2, Shilpa shall, at Shilpa’s expense, arrange for the delivery of additional Renazorb to the appropriate Shipment Destination. Shilpa shall use its best efforts to provide UNICYCIVE or the UNICYCIVE Designee with such additional Renazorb within * weeks from the date of such notification to Shilpa. UNICYCIVE or the UNICYCIVE Designee shall, in accordance with Shilpa’s reasonable instructions, and at Shilpa’s expense, dispose of any nonconforming Renazorb.

5.4 An Independent Laboratory: In case Shilpa disagrees with findings of UNICYCIVE or UNICYCIVE designee in this respect, product samples will be referred to an independent mutually acceptable laboratory for testing of the product. The finding of such testing shall be final and the cost of such testing will be to the account of the losing party.

5.5 Retention of Renazorb Samples. Shilpa shall retain and make available to UNICYCIVE or the applicable UNICYCIVE Designee, upon request by UNICYCIVE or the UNICYCIVE Designee, such reserve samples of each Renazorb Shipment shipped by Shilpa, of sufficient quantity to perform the complete release testing twice. In addition, whether or not required by applicable Legal Requirements, Shilpa shall retain and make available to UNICYCIVE, upon request by UNICYCIVE or UNICYCIVE Designees, samples of each Renazorb Shipment for the shelf life of the product, plus an additional * month period, following delivery to the applicable Shipping Destination.

5.6 Inspections. UNICYCIVE and UNICYCIVE Designees shall have the right, from time to time during the Term, to audit and inspect any manufacturing, testing or quality control facilities used by Shilpa or by Third Party Manufacturers for the Renazorb provided to UNICYCIVE and/or UNICYCIVE Designees hereunder, including but not limited to all compliance and other filings to applicable Regulatory Authorities as required under the Legal Requirements. Shilpa shall make available to UNICYCIVE its representatives for auditing once in every * month period for up to * days on not less than * days’ prior notice. Shilpa shall immediately notify UNICYCIVE of any inspections performed by any Regulatory Authority at any of the aforementioned facilities and the results of such inspections.

5.7   Third Party Manufacturers. The parties acknowledge and agree that Shilpa may satisfy its supply obligations to UNICYCIVE and UNICYCIVE Licensees hereunder through arrangements with Third Parties who are engaged to perform services or supply facilities or goods in connection with the manufacture, testing and/or packaging of Renazorb (each, a “Third Party Manufacturer”), subject to the following:

(a) Shilpa shall ensure that all such services, facilities and goods provided by a Third Party Manufacturer comply with all applicable provisions of this Agreement and the applicable Legal Requirements and Renazorb Specifications in effect from time to time, including but not limited to UNICYCIVE’s and UNICYCIVE Designees’ rights to inspect any such Third Party Manufacturer’s facilities.

(b) If Shilpa intends to make arrangements with any Third Party Manufacturer, Shilpa shall notify UNICYCIVE thereof as promptly as possible, but in no event more than * days after Shilpa has determined that it may want to make such arrangements with a Third Party Manufacturer. If UNICYCIVE objects to a particular Third Party Manufacturer that Shilpa intends to use to satisfy its obligations under this Agreement and UNICYCIVE continues to object to a second proposed Third Party Manufacturer that Shilpa intends to use, then the parties shall meet and confer in good faith in an attempt to reach a reasonable and mutually acceptable resolution of the issue. In the event Shilpa uses a Third Party Manufacturer in connection with this Agreement, Shilpa shall ensure that such Manufacturer meets all standards and obligations required under this Agreement, and Shilpa shall be responsible and liable toward UNICYCIVE for all acts and omissions of such Manufacturer as related to this Agreement.

(c) For any agreement entered into between Shilpa and a Third Party Manufacturer pursuant to this Section 2.6, such agreement must include: (i) a provision referencing this Section of the Agreement with the Third Party Manufacturer agreeing to be bound to these terms; (ii) an express indemnity flowing to the benefit of UNICYCIVE and UNICYCIVE Designees that is at least as broad as the indemnity provision contained in this Agreement; and (iii) an express provision stating that UNICYCIVE and UNICYCIVE Designees are third party beneficiaries of such agreement. Shilpa acknowledges and agrees that each Third Party Manufacturer shall be subject to all applicable provisions of this Agreement, and that use of a Third Party Manufacturer shall in no event relieve Shilpa of any of its obligations under this Agreement. Refusal of Shilpa to include the provisions referenced in this Section in its agreement with a Third Party Manufacturer shall be grounds for UNICYCIVE to object pursuant to Section 5.6(b).

5.8 Regulatory Approvals and Filings. Shilpa shall provide all necessary data, reports, plans and documents required by UNICYCIVE or UNICYCIVE Designees for seeking regulatory approval of Renazorb in different regions and countries of the Territory. Shilpa also agrees to apply for, obtain and maintain all regulatory approvals of its facilities and operations from Regulatory Authorities in the Territory, and comply with all Legal Requirements, so as to enable expedited regulatory approval of Renazorb as necessary for UNICYCIVE and/or UNICYCIVE Licensees to sell Renazorb Products in the Territory and as necessary to support UNICYCIVE’s and UNICYCIVE Licensees’ drug applications in the Territory.

5.9 *.

6. Purchase Orders. All purchases and sales between UNICYCIVE and Shilpa hereunder will be initiated by UNICYCIVE’s issuance of written purchase orders sent via overnight courier (such as Fed Ex), air mail or by email (a “Purchase Order”). Each Purchase Order will state unit quantities, the Shipping Destination, and a delivery date of not less than * days from the date of receipt of the Purchase Order (the “Delivery Date”). Each Purchase Order shall be accepted within * working days by Shilpa. Except as otherwise provided herein, no term or condition contained in a Purchase Order may add, delete, supplement or otherwise modify any term or condition contained in this Agreement. In case of any conflict between any term or condition contained in a Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail.

7. Renazorb Delivery.

7.1 Renazorb Delivery. Shilpa shall arrange for the delivery of each Renazorb Shipment, via a carrier reasonably acceptable to UNICYCIVE, on or before the Delivery Date, to the Shipping Destination. All Renazorb Shipments shall be shipped *. Shilpa shall ensure that the delivery of all Renazorb Shipments is accomplished in accordance with applicable Legal Requirements, including without limitation all applicable customs, import and export requirements.

7.2 Delivery & Timing. Shilpa shall ensure that all deliveries of Renazorb Shipments are made on a timely basis to meet the Delivery Date. Shilpa will use its best efforts to reduce its lead times for production and delivery of Renazorb.

7.3 Packaging; Labeling. Shilpa shall ensure that all Renazorb Shipments are properly packaged and labeled in accordance with all applicable Legal Requirements.

7.4 Serialization. Shilpa shall ensure that parties shall mutually agree all Renazorb shipments are properly serialized as per the guidelines and the cost.

8. *; Price and Payment.

8.1   *. The parties shall engage and participate in the * arrangement set forth in Exhibit D of this Agreement.

8.2   Price. The purchase price for Renazorb purchased hereunder is as specified on Exhibit D of this Agreement.

8.3   Method of Invoicing and Payment. The purchase price for each Renazorb Shipment shall be paid by UNICYCIVE or a UNICYCIVE Designee, as the case may be, in United States dollars, *% advance along with Purchase order and balance within * days from the date of Invoice, after delivery of product to the designated Shipping Destination. In no event, however, shall UNICYCIVE be required to pay for any Renazorb Shipment, or any portion thereof, which does not meet the Purchase Order, Legal Requirements or Specifications.

8.4   Late Payment. If any payment due under this Agreement is delayed for any reason, including, without limitation, as a result of any short payment, interest shall accrue and be payable, on such unpaid principal amounts from and after the date on which the same became due, at the rate of *% per annum.

8.5 UNICYCIVE shall use the payment route provided in the Agreement and noted in the invoice for the payment. UNICYCIVE shall not accept any changes in respect of payment route or bank account details received via email or fax or by any other communication. However, UNICYCIVE shall only accept amendments to the payment route or bank account details on receipt of a hard copy of such amendment to the Agreement on the letter head of Shilpa, signed by the Managing Director of Shilpa. If UNICYCIVE breaches this clause, UNICYCIVE shall bear any financial loss or other consequences, and indemnify Shilpa for such loss.

9. Environmental Compliance. Shilpa shall take steps as necessary to prevent a release of any Renazorb or any Hazardous Substances related to Renazorb during the transport of Renazorb to the Shipping Destination or during any unloading thereof. In the event of such a release, Shilpa shall promptly notify applicable governmental authorities and investigate, remediate or otherwise respond to such release in accordance with applicable Legal Requirements.

10. Representations and Warranties.

10.1 Shilpa. Shilpa represents and warrants that:

(a) Shilpa has the requisite experience, knowledge, skill and resources to perform all of its obligations under or in connection with this Agreement, and shall manufacture and supply Renazorb to UNICYCIVE and UNICYCIVE Designees: (i) as necessary to seek regulatory approval of Renazorb in different regions and countries of the Territory, (ii) as necessary to meet all Purchase Orders submitted by UNICYCIVE; (iii) in accordance with all applicable Legal Requirements (including without limitation the process specified in the drug master files for Renazorb held by Regulatory Authorities); and (iv) in complete conformance with the Specifications and all obligations and requirements under this Agreement.

(b) With respect patent rights (if any) owned or otherwise controlled by Shilpa relating to Renazorb: (i) Shilpa hereby grants to UNICYCIVE a worldwide, perpetual, irrevocable, royalty-free, fully paid-up, transferable and sub-licensable license under such patent rights to use, make, have made, sell and otherwise commercially exploit Renazorb; (ii) Shilpa is the sole and exclusive owner of or otherwise controls the entire right and interest in and to such patent rights; UNICYCIVE’s use of such patent rights in accordance with the terms and conditions of this Agreement does not and will not infringe the intellectual property rights of any third party; and there are no actions, suits, investigations, claims or proceedings, or threats thereof, pending or threatened against Shilpa relating to Renazorb or such patent rights

(c) Shilpa has full power and authority to execute, deliver and perform this Agreement; it is a corporation duly organized, validly existing and in good standing under the laws governing its incorporation and has full corporate power and authority to execute, deliver and perform this Agreement.

(d) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of Shilpa. Shilpa is qualified to do business in all jurisdictions where such qualification is required for its performance hereunder. This Agreement constitutes a legal, valid and binding agreement of Shilpa, enforceable against Shilpa in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar creditor’s rights laws in effect from time to time.

(e) Shilpa holds all required permits, licenses, approvals or other authorizations, and is in compliance with all necessary filing requirements necessary to perform its obligations hereunder and under the License Agreement.

10.2 UNICYCIVE. UNICYCIVE warrants and represents that:

(a) It has full power and authority to execute, deliver and perform this Agreement; it is a corporation duly organized, validly existing and in good standing under the laws governing its incorporation and has full corporate power and authority to execute, deliver and perform this Agreement.

(b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of UNICYCIVE; this Agreement constitutes a legal, valid and binding agreement of UNICYCIVE, enforceable against UNICYCIVE in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar creditor’s rights laws in effect from time to time.

10.3 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE IN THIS AGREEMENT, SHILPA AND UNICYCIVE GRANT TO EACH OTHER NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND SHILPA AND UNICYCIVE SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON INFRINGEMENT.

11. Indemnity.

11.1 Indemnification by Shilpa. Provided that the procedure for indemnification contained in Section 11.2 below is followed, Shilpa shall defend, indemnify, and hold harmless UNICYCIVE, UNICYCIVE Licensees and UNICYCIVE Designees, and their respective officers, directors, employees, independent contractors, and agents from and against any and all actual or threatened loss, liability, claims, demands, suits, proceedings, expenses, recoveries, and damages, including attorneys’ fees, expert witness fees, and court costs, arising out of or related to any aspect of Shilpa’s obligations under this Agreement, or from the negligent or willful misconduct of Shilpa, including any misrepresentation or false statement of fact relating to any Certificate of Analysis, or any breach of a representation, warranty or covenant given herein by Shilpa. The foregoing liabilities of Shilpa shall in no case exceed *, with a total cap of US $ *.

11.2 Indemnification by UNICYCIVE. UNICYCIVE shall defend, indemnify, and hold harmless Shilpa, Shilpa’s Licensees and Shilpa Designees, and their respective officers, directors, employees, independent contractors, and agents from and against any and all actual or threatened loss, liability, claims, demands, suits, proceedings, expenses, recoveries, and damages, including attorneys’ fees, expert witness fees, and court costs, arising out of or related to any aspect of UNICYCIVE’s obligations under this Agreement, or from the negligent or willful misconduct of UNICYCIVE, or any breach of a representation, warranty or covenant given herein by UNICYCIVE.

11.3 Procedure for Indemnification. Indemnified Party shall promptly notify Indemnifying Party of any claim for which such Indemnified Party seeks indemnification. Upon receiving such notice, Indemnifying Party shall, within * days, notify Indemnified Party as to whether it shall defend the claim. If Shilpa agrees to defend the claim, it shall have the sole right to defend or settle the claim; provided, that: (i) Indemnified Party may retain counsel at its own expense to monitor such defense or settlement; (ii) if there is an actual or potential conflict of interest between Indemnifying Party and Indemnified Party in such proceedings, Indemnified Party may retain counsel at the expense of Indemnifying Party and participate in such defense; and (iii) Indemnified Party shall have the right to consent to any settlement, such consent not to be unreasonably withheld. If Indemnified Party withholds consent from a settlement that includes an unconditional release of Indemnified Party, then Indemnifying Party’s indemnification obligations shall be limited to the amount payable under such proposed settlement, and Indemnifying Party shall have no further obligation to defend such claim. Indemnifying Party shall consult with Indemnified Party and keep it informed with respect to the proceedings. Indemnified Party shall offer its full cooperation in defense of a claim.

11.4 Control of Defense. If Indemnifying Party fails to assume or diligently defend any claim, Indemnified Party, at its sole and absolute discretion, may assume control over such defense or settlement, with fees and expenses to be paid by Indemnifying Party; provided, that Indemnifying Party shall have the right to consent to any settlement, such consent not to be unreasonably withheld.

11.5 Insurance. Shilpa is insured, and throughout the term of this Agreement shall remain insured, by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in Shilpa’s business. Shilpa has not been refused any insurance coverage sought or applied for and has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Shilpa, taken as a whole. Shilpa shall have UNICYCIVE named as an additional insured party on any applicable insurance policies maintained by Shilpa.

12. Term and Termination.

12.1 Term. This Agreement shall become effective and binding upon the parties as of the Effective Date. Unless earlier terminated, as provided in this Section 12, the initial term of this Agreement shall continue in effect until *, and for an additional * years from the * (the * plus * years being the “Initial Term”). Following the Initial Term, this Agreement shall automatically continue and continue in effect for consecutive periods of * years each (each a “Renewal Term”), unless earlier terminated as provided in this Section 12. This agreement may be terminated without cause upon (a) the payment by UNICYCIVE to Shilpa of a total * Dollars (US$ *) per the terms of this Agreement, or (b) during a Renewal Term, provided that the terminating party provides * years’ written notice of such termination. Such written notice may be given without cause, and termination pursuant to such notice shall come into effect * years after such notice has been provided to the other party, as aforesaid. The Initial Term and the Renewal Terms are collectively referred to in this Agreement as the “Term.”

12.2 Material Breach. In the event of any material breach of this Agreement by any party hereto, the other party shall be entitled to dispatch to the party alleged to be in breach a written demand for correction of such breach within a stipulated period, which period shall not be less than * days following the date of dispatch of the written demand, and if the party alleged to be in breach fails to correct the breach within the period so stipulated in the written demand for correction, the other party shall have the unconditional right and option to terminate this Agreement by giving the party hereto in breach written notice to that effect, termination being effective on the effective date of such notice.

12.3 Other Termination Rights. This Agreement also may be terminated:

(a) By mutual assent of the parties.

(b) By UNICYCIVE if Shilpa’s payment requirements under this Agreement should at any time be * percent (*%) or more higher than pricing available to UNICYCIVE by any Third Party provider of substantially similar services to those provided hereunder by Shilpa; provided, however, that prior to such termination UNICYCIVE shall provide Shilpa with * days prior written notice of such termination and, upon Shilpa’s request, shall engage during this period in good faith discussions with Shilpa regarding a commercially reasonable adjustment of Shilpa’s payment requirements.

(c) By either party, upon the other party’s material breach of this Agreement that is not cured within * days written notice of such breach.

(d) By either party, upon the other party’s filing of a voluntary petition for bankruptcy, reorganization or arrangement under any state statute, or upon assignment for the benefit of creditors, or upon the appointment of a receiver or trustee with respect to such party or its assets, or upon the filing of a petition of the kind referenced above, against a party or its assets by a third party, which filing is made without the agreement of the subject party and is not dismissed within * days of the date of such filing.

12.4 Effect of Termination.

(a) Upon termination of this Agreement Shilpa shall, at UNICYCIVE’s request, fill all orders for Renazorb necessary for UNICYCIVE (and UNICYCIVE Designees and UNICYCIVE Licensees), subject to UNICYCIVE’s payment pursuant to Section 8.

(b) Upon termination of this Agreement during the process of development by UNICYCIVE (excluding termination for a breach by Shilpa), UNICYCIVE shall pay Shilpa as follows:

a.	If the project is terminated during or completion of the * then Unicycive will be Liable to Pay $*.

b.	If the project is terminated during or completion of the * then Unicycive will be Liable to Pay a total of $*.

c.	If the project is terminated during or completion of the * then Unicycive will be Liable to Pay a total of $*.

d.	If the project is terminated after *, then Unicycive will be Liable to Pay a total of $*.

(c) On termination of this Agreement according to clause 12.4(b), Shilpa will provide an invoice to UNICYCIVE for the actual value of unused raw materials, packaging material any Equipment purchased by Shilpa for this project and is in Shilpa’s possession, and UNICYCIVE shall make the payment within * days from the date of invoice.

12.5 Survival. The following sections of this Agreement, in accordance with the terms and conditions of such sections shall survive expiration or termination of this Agreement: Sections 10, 11, 12.4, 15, 17-24 and any provisions in other sections that by their nature and purpose would generally be deemed to survive such expiration or termination.

13. Force Majeure. Either party shall be excused for the period of any suspension in the performance of its obligations hereunder, when such party is prevented from performing by cause or causes which are beyond the reasonable control of such party, its agents, subcontractors or assignees and which could not have been reasonably foreseen or prevented, including without limitation, acts of God, civil commotion, war, invasion, rebellion, hostilities, strikes, or delays in the Regulatory Authority review process or orders of Regulatory Authorities pertaining to the subject matter of this Agreement (excluding, in each case, any such event caused in whole or in part by the party claiming a force majeure hereunder). The party making a claim of a force majeure event hereunder (an “Affected Party”) shall provide prompt written notice to the other party describing the particulars of the occurrence, including an estimate of its expected duration and the probable impact on the performance of the Affected Party’s obligations. The Affected Party also shall furnish periodic reports with respect thereto. Notwithstanding the foregoing: (i) the permitted suspension of the Affected Party’s performance shall be of no greater scope and of no longer duration than is reasonably required by the force majeure event; (ii) no liability of either party which arose prior to the occurrence of the force majeure event shall be excused because of such occurrence; and (iii) the Affected Party shall use reasonable efforts to continue to perform its obligations hereunder and to cure or correct the force majeure event and to limit or mitigate damages to the other party.

14. Shortage of Supply.

14.1 Notice of Shortage of Supply. Shilpa shall notify UNICYCIVE as promptly as possible, but in no event more than * days after Shilpa’s receipt of a Purchase Order from UNICYCIVE, or immediately upon becoming aware of an event of force majeure under Section 13 or any other event that would render Shilpa unable to supply the quantity of Renazorb to UNICYCIVE (or the applicable UNICYCIVE Designees) that Shilpa is required to supply hereunder. In such event, Shilpa shall implement all reasonable measures to remedy such shortage.

14.2 Inability to Supply; Election of Remedies. In the event of any Inability to Supply Renazorb, UNICYCIVE may elect either to (i) assume full responsibility for the supply of all of UNICYCIVE’s and UNICYCIVE Licensees’ requirements for Renazorb under this Agreement, or to (ii) terminate this Agreement pursuant to Section 12. In any case, Shilpa shall cooperate with UNICYCIVE in taking all actions that the parties deem reasonably necessary in order to remedy such Inability to Supply, including consideration to use external vendors to remediate failure to supply. In the case of clause (i), UNICYCIVE’s right to supply shall continue until such time as Shilpa provides UNICYCIVE with * months’ written notice of Shilpa’s desire to resume manufacturing and reasonably demonstrates that Shilpa is able adequately to supply UNICYCIVE’s and UNICYCIVE Licensees’ requirements for Renazorb.

14.3 Right to Manufacture. Unicycive shall make reasonable concessions to Shilpa in order to enable Shilpa to address supply delays, including: (a) accept *% lower product volumes agreed by Shilpa in purchase orders, (b) offer cure period of * days to remediate failure to supply, and (c) cooperate with Shilpa in qualification or use of external vendors. However, despite these measures, if Shilpa fails to supply and if UNICYCIVE duly exercises the option provided in this Section 14.2, Shilpa hereby grants to UNICYCIVE, and UNICYCIVE hereby accepts, a royalty free license (the “Manufacturing License”) under all of Shilpa’s intellectual property rights necessary to make, have made, use, sell and offer to sell Renazorb for UNICYCIVE’s and UNICYCIVE Licensees’ requirements therefor. Such Manufacturing License shall be subject to all other terms and conditions of this Agreement. In such event: (i) Shilpa shall provide to UNICYCIVE copies of all documentation within Shilpa’s possession and control that is reasonably necessary for UNICYCIVE to manufacture (or have manufactured) Renazorb and to sell Renazorb in the Territory; (ii) Shilpa shall provide such technical assistance to UNICYCIVE as is reasonably necessary to enable UNICYCIVE to manufacture (or have manufactured) Renazorb in accordance with the Legal Requirements and Specifications; (iii) to the extent that UNICYCIVE manufactures (or has manufactured) Renazorb pursuant to the Manufacturing License, UNICYCIVE shall be relieved of its obligation to purchase from Shilpa such quantities of Renazorb; and (iv) Shilpa shall reasonably cooperate with UNICYCIVE to establish an alternative supply, including locating qualified Third Party Manufacturers and sources of materials.

15.   Limitation of Liability. In no event will a party hereto be liable to the other party hereto for any special, incidental, consequential or indirect damages arising in any way out of this agreement, however caused and on any theory of liability. This limitation will apply even if such other party has been advised of the possibility of such damage. Notwithstanding the above, the limitations of this section 12 shall not apply to Shilpa’s indemnification obligations under this agreement; provided, however, that Shilpa’s indemnification liability shall be capped at *.

Notwithstanding any provisions under this Agreement, in the below situation the liability of Manufacturer Shall not exceed *. In any given situation, the overall liability of Shilpa shall not exceed more than USD $ *.

16. Notices. Any notice, communication or consent required or permitted by this Agreement will be in writing and will be sent: (i) by prepaid mail, return receipt requested; or (ii) via email, followed within * days by a copy mailed in the preceding manner, addressed to the other party at the following address or at such other address for which such party gives notice as provided under this Agreement. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered:

If to Shilpa, addressed to:	Shilpa Medicare Ltd.
#12-6-214/Al, Hyderabad Road,
Raichur - 584 135, Karnataka, India
*

If to UNICYCIVE, addressed to:	Unicycive Therapeutics Inc. 5150
El Camino Real,
Suite A-32
Los Altos, CA 94022
*

17. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of England and Wales, excluding the Convention on Contracts for the International Sale of Goods and that body of law known as conflicts of laws. The exclusive jurisdiction shall be with the courts of London.

18. Assignment. The parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a third party without the prior written consent of the other party hereto. Notwithstanding the foregoing: (i) either party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; and (ii) Parties may transfer or assign its rights and obligations under this Agreement to their Affiliate.

19. Entire Agreement. This Agreement, including the Exhibits hereto and the Development Plan, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

20. Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

21. Independent Contractors. The relationship of Shilpa and UNICYCIVE established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (i) give either party the power to direct or control the day-to-day activities of the other party; (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

22. Severability. If any provision of this Agreement shall be determined to be void or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, and every other provision of this Agreement shall remain in full force and effect and enforceable to the fullest extent permitted by law.

23. Further Assurances. The parties each agree to execute additional instruments and documents and to do all such further things as the other party may reasonably require in order to carry out the intent of this Agreement. In addition, the parties agree to reasonably cooperate with one another in connection with the execution of the other parties’ obligations hereunder.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Agreement as of the Effective Date.

Shilpa Medicare Ltd.	Unicycive Therapeutics Inc.

By: *	By: *
Print Name: *	Print Name: *
Title: *	Title: *

Exhibit A

RENAZORB

*

Exhibit B

SHILPA SERVICES

Shilpa shall be responsible for and provide the following services in accordance with the below:

*

Exhibit C

UNICYCIVE OBLIGATIONS

UNICYCIVE shall be responsible for following:

*

Exhibit D

*; Price and Payment

The following assumptions shall apply:

●	NDA filing in *;

●	Product launch in US in *;

●	*.

UNICYCIVE will pay Shilpa $2MM in the first calendar year when UNICYCIVE net revenue reaches $10MM from sales of Renazorb supplied by Shilpa (First Payment).

UNICYCIVE will pay $2MM after the first payment for four consecutive years after the first year with the total payments of $10MM (Total Payment), provided all commercial supplies for the four consecutive years after the first year are continued to be manufactured and supplied by Shilpa in timely manner and as otherwise required under this Agreement.

Shilpa acknowledges and agrees that the aforesaid payment obligations are subject to the achievement of the above milestones, and unless such milestones are achieved no such payment obligations or other payment obligations of any kind shall apply.

*.